BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20160232978-70
Barbara K. Cegavske	Filing Date and Time 05/24/2016 9:43 AM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number C120-2004

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Handeni Gold Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The following Article is hereby added to, and incorporated by this reference in, the Articles of Incorporation of Handeni Gold Inc.:

ARTICLE 8

REVERSE COMMON STOCK SPLIT

On the effective date of this Certificate of Amendment, the Corporation shall effect a reverse split in its issued and outstanding shares of Common Stock so that the shares currently issued and outstanding shall be reverse split, or consolidated, on a 1-for-150 basis, and stockholders shall receive one share of the Corporation's post-split Common Stock, $0.001 par value, for each 150 shares of Common Stock, $0.001 par value, held by them prior to the reverse split. No scrip or fractional shares will be issued in connection with the reverse split and any fractional interest will be rounded up to the nearest whole share. The reverse split will not result in any modification of the rights of stockholders, and will have no effect on the stockholders' equity in the Corporation except for a transfer from stated capital to additional paid-in capital. All shares returned to the Corporation as a result of the reverse split will be cancelled and returned to the status of authorized and unissued shares. Except as specifically provided herein, the Corporation's Articles of Incorporation shall remain unmodified and shall continue in full force and effect.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 54.63%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees